[LOGO]


Contacts:  Applied Power Inc.
           Susan Hrobar
           262-523-7775

                      APPLIED POWER INC. COMPLETES SALE OF

                          BARRY WRIGHT CORPORATION
          ___________________________________________________________

     Waukesha, WI, June 30, 2000 - Applied Power Inc. (NYSE: APW) announced today that it has closed the sale of Barry Wright Corporation to Hutchinson S.A., a subsidiary of the TotalFinaElf Group. As previously announced, the transaction is for cash with the proceeds being used to reduce the debt of Applied Power Inc.

     The Barry Wright Corporation is comprised of the Barry Controls Aerospace and Barry Controls Defense and Industrial divisions, and its UK subsidiary, Barry Controls Ltd. This completes all of the divestitures announced by Applied Power in late April and early May of this year. As previously announced, these initiatives were effected to reduce debt and more strategically focus the remaining industrial businesses, which will operate as Actuant Corporation following the spin-off of Applied Power's Electronics business. The spin-off is expected to be complete by the end of August 2000.

About Applied Power Inc.

     Applied Power Inc., headquartered in Waukesha, Wisconsin, is a global company comprised of two business segments. Electronics supplies electronic enclosures, power supplies, thermal systems, backplanes, and cabling either as products or integrated as a system supplied along with new product design, supply chain management, assembly and test services. Industrial is composed of standard and customized OEM products sold to a wide array of end users through distribution or directly into a variety of niche markets.

     For further information contact:
     Applied Power Inc.
     Susan Hrobar, Vice President

     262-523-7600
     www.apw1.com
     ------------

Safe Harbor Statement
---------------------

     Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these projections are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Applied Power's results are also subject to general economic conditions, continued market acceptance of the Company's new product introductions, the successful integration of recent acquisitions, operating margin risk due to competitive pricing, foreign currency fluctuations and interest rate risk.